Exhibit 99.1

Chico’s FAS, Inc. Announces Appointment of Kim Roy to
Board of Directors

Fort Myers, FL – February 19, 2019 – Chico's FAS, Inc. (NYSE: CHS) (the “Company”) announced today that Kim Roy, most recently Group President of Ralph Lauren Corporation, has been appointed to the Company’s Board of Directors as a new independent director. With Ms. Roy’s addition, the Company’s Board now comprises nine directors, eight of whom are independent and five of whom are women. Ms. Roy will serve on the Audit Committee.

Ms. Roy has more than 30 years of experience leading iconic American brands at Ralph Lauren Corporation, Ann Taylor, Inc. and Liz Claiborne, Inc. across wholesale, retail and digital channels. Most recently, as Ralph Lauren Group President, North American Wholesale, Kim was responsible for Polo, Lauren and Chaps apparel brands for men, women and children as well as home categories. Over her 13 years with the company, she also served as Group President Lauren Brands and President of Lauren. Prior to Ralph Lauren Corporation, Ms. Roy was President of Ann Taylor, Inc. and Group President, Liz Claiborne, Inc. Earlier in her career, Kim held various merchandising responsibilities at Associated Merchandising Corporation, and Abraham & Straus. Ms. Roy previously served as a member of the Board of Directors of Weight Watchers International, Inc. and served on its audit committee.

“As a senior executive and director, Kim has developed a strong track record with premier retail and consumer companies, and we are pleased to welcome her to the Chico’s FAS Board,” said David F. Walker, Chair of the Company’s Board. “We believe Kim’s knowledge in brand strategy, merchandising, retail business operations, multi-channel marketing and international brand development will help inform our own strategies and growth opportunities in these areas.”

Shelley Broader, CEO and President of the Company, said, "I am looking forward to Kim’s counsel and contributions as our newest independent director as we work to build on our strong brand foundation and enhance the growth and operating effectiveness of the Company.”

Ms. Roy said, “I have long admired the loyalty that women have to the brands within the Chico’s FAS portfolio. I am excited to join the Company’s Board and look forward to working with my new director colleagues, as well as Shelley and the management team, to enhance the connections our brands have with our customers and drive shareholder value.”

Ms. Roy received her bachelor of science degree in business from Skidmore College and serves on its Board of Trustees.

About Chico’s FAS, Inc.
The Company, through its brands – Chico's, White House Black Market and Soma is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of November 3, 2018, the Company operated 1,431 stores in the U.S. and Canada and sold merchandise through 83 international franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third party channels. For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico's FAS, Inc.
(239) 346-4199